UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2014

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2200 Ross Ave., Suite 4500E, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 214-220-4340

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 1, 2014, Park Place Energy Corp. (the “Company”) entered into an amendment (the “Amendment”) to the Consulting Agreement dated September 1, 2013 with Larsen Energy Consulting Inc. and Scott C. Larsen, under which Mr. Larsen, the Company’s President and Chief Executive Officer, is providing management services to the Company. The Amendment provides for the issuance of (i) 80,000 restricted stock units to Mr. Larsen under the Company’s 2013 Long-Term Incentive Equity Plan and (ii) additional restricted stock units for each month until the Company completes a “Phase I Capital Raise” as defined in the Consulting Agreement. In addition, the definition of “Phase I Capital Raise” was amended in the Amendment to clarify the types of transactions that are covered by such definition. Subject to the terms of his restricted stock unit award agreement, Mr. Larsen’s restricted stock units will vest on December 1, 2015, but vesting is accelerated if the Company either (a) raises an aggregate of $10 million though the sale of Company equity, or (b) becomes entitled to realize economic benefits of at least $20 million through any combination of capital raising or financing transactions.

The Board of Directors also approved the issuance of 15,000 restricted stock units to Taisiia Popova, the Company’s Chief Financial Officer. Subject to the terms of her restricted stock unit award agreement, Ms. Popova’s restricted stock units will vest on August 31, 2014.

Copies of the Amendment and the form of restricted stock unit agreement are filed as Exhibits hereto.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit
Number	Description
10.1*	First Amendment to Consulting Agreement with Larsen Energy Consulting Inc. and Scott C. Larsen dated August 1, 2014.
10.2*	Form of Restricted Stock Unit Award Agreement.

* Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

/s/ Francis M. Munchinski
Francis M. Munchinski
Corporate Secretary

Date: August 6, 2014

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	First Amendment to Consulting Agreement with Larsen Energy Consulting Inc. and Scott C. Larsen dated August 1, 2014.
10.2	Form of Restricted Stock Unit Award Agreement.